UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 23, 2024

(Date of earliest event reported)

Qorvo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36801	46-5288992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7628 Thorndike Road, Greensboro, North Carolina 27409-9421

(Address of principal executive offices)

(Zip Code)

(336) 664-1233

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	QRVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 23, 2024, Qorvo, Inc. (the “Company”) entered into a five-year unsecured senior credit facility pursuant to a credit agreement with Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), swing line lender and letter of credit issuer, and a syndicate of lenders (the “Credit Agreement”). The Credit Agreement provides for a $325.0 million senior revolving line of credit (the “Revolving Facility”). Up to $25.0 million of the Revolving Facility may be used for the issuance of standby letters of credit. Up to $10.0 million of the Revolving Facility may be used for swing line advances (i.e., short-term borrowings made available from the lead lender). The Company may request at any time that the Revolving Facility be increased by up to $325.0 million, subject to securing additional funding commitments from existing or new lenders. The Revolving Facility is available to finance working capital, capital expenditures and other lawful corporate purposes. The initial maturity date of the Revolving Facility is April 23, 2029, which may be extended by up to two years by exercising extension options provided in the Credit Agreement. The Credit Agreement replaces that certain amended and restated credit agreement, dated as of September 29, 2020, as amended, among the Company, certain material domestic subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and a syndicate of lenders.

At the Company’s option, loans under the Credit Agreement will bear interest at (i) the Applicable Rate (as defined in the Credit Agreement) plus Term SOFR (as defined in the Credit Agreement) or (ii) the Applicable Rate plus a rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A., or (c) Term SOFR plus 1.0% (the “Base Rate”). All swing line loans will bear interest at a rate equal to the Applicable Rate plus the Base Rate. Term SOFR is the rate per annum equal to the forward-looking SOFR term rate for interest periods of one, three or six months, as selected by the Company, plus an adjustment of 0.10%. The Applicable Rate will be determined by reference to a pricing grid based on the Consolidated Leverage Ratio (as defined in the Credit Agreement) or, at the option of the Company, the Debt Rating (as defined in the Credit Agreement). The Applicable Rate for Term SOFR loans ranges from 1.000% per annum to 1.750% per annum and will initially be set at 1.250% per annum until the delivery of the Company’s first compliance certificate to the lenders. The Applicable Rate for Base Rate loans ranges from 0.000% per annum to 0.750% per annum, and will initially be set at 0.250% per annum until the delivery of the Company’s first compliance certificate to the lenders. Undrawn amounts under the Revolving Facility are subject to a commitment fee ranging from 0.125% to 0.275%. Interest for Term SOFR loans will be payable at the end of each applicable interest period or at three-month intervals, if such interest period exceeds three months. Interest for Base Rate loans will be payable quarterly in arrears. The Company will pay a letter of credit fee equal to the Applicable Rate multiplied by the daily amount available to be drawn under any letter of credit, a fronting fee, and any customary documentary and processing charges for any letter of credit issued under the Credit Agreement.

The Credit Agreement contains various conditions, covenants and representations with which the Company must be in compliance in order to borrow funds and avoid an event of default, including a financial covenant that the Company must maintain a consolidated leverage ratio not to exceed 3.50 to 1.00 as of the end of any fiscal quarter of the Company, provided that in connection with an acquisition in excess of $300.0 million, the Company’s maximum consolidated leverage ratio may increase on two occasions during the term of the Revolving Facility to 4.00 to 1.00, in each case for four consecutive fiscal quarters, beginning with the fiscal quarter in which such acquisition occurs.

The Credit Agreement also contains customary events of default. The occurrence of an event of default can result in the exercise of remedies including an increase in the applicable rate of interest by 2.00%, termination of undrawn commitments under the Revolving Facility, declaration that all outstanding loans are due and payable and requiring cash collateral deposits in respect of outstanding letters of credit.

The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (the “Report”) and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed pursuant to this Item 2.03 in connection with the matters described under Item 1.01 of this Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 23, 2024, by and among Qorvo, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders and co-syndication agents party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Qorvo, Inc.

By:	/s/ Grant A. Brown
Grant A. Brown
Senior Vice President and Chief Financial Officer

Date: April 26, 2024